EXHIBIT 4.6.1

                    ADDENDUM TO THE RIGHTS AGREEMENT

     WHEREAS, Bowater Incorporated (the "Company") seeks to appoint The Bank of New York as successor rights agent (the "Rights Agent") under the Rights Agreement dated as of April 22, 1986 (the "Agreement"); and

     WHEREAS, The Bank of New York desires to become said Rights Agent with the duties and obligations set forth in the Agreement and this addendum (the "Addendum"); and

     WHEREAS, the Company and the Rights Agent are authorized to execute such an Addendum pursuant to Section 26 of the Agreement;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. At every point in the Agreement where reference is made to "Morgan Guaranty Trust Company of New York," "The Bank of New York" shall be substituted. Further, references to a "New York Trust Company" shall be changed to read "New York banking corporation." Every reference to the Rights Agent shall be deemed to refer to The Bank of New York in its capacity as Rights Agent.

     2. Section 2 of the Agreement shall be changed to read, in pertinent part: "The Company may from time to time appoint one or more additional Rights Agents as it may deem necessary and desirable to serve concurrently with one or more previously appointed Rights Agents and shall give the Rights Agent ten (10) days written notice of any such appointment.

     3. The last line of Section 3(a) of the Agreement shall be changed to read, in pertinent part: "As soon as practicable after the
Distribution Date (of which date the Company shall notify the Rights
Agent in writing) . . . ."

     4.  The legend in Section 3(c) shall be changed to read, in pertinent part: "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Bowater Incorporated and The Bank of New York as successor rights agent
(the "Rights Agent") dated as of . . . ."

     5. After the first sentence of Section 4(a) shall be inserted, "The Rights Certificates shall be in machine printable form and shall be in a format satisfactory to the Rights Agent." After the original second sentence of that section shall be inserted, "The Rights Certificates shall show the date of countersignature." A copy of the form of Right Certificate is attached hereto as Exhibit A.

     6. The second sentence of Section 5 shall be changed to read: "The Right Certificates shall be manually countersigned by an authorized signatory of the Rights Agent (which need not be the same signatory for all of the Right Certificates) and shall not be valid for any purpose unless so countersigned."

     7. The last sentence of the first paragraph of Section 6 shall be changed to read: "The Company may require payment from the Right
Certificates holders of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, exchange, split up, or combination of Right Certificates."

     The second paragraph of Section 6 shall be changed to read, in pertinent part: "Upon receipt by the Rights Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it . . . ."

     8. Section 7(a) shall be changed to read: "The registered holder of any Right Certificate may exercise, except as such right of exercise may be suspended pursuant to Section 9(c) and 11(a)(iii) hereof, the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, and such other and further documentation as the Rights Agent may reasonably require, to the Rights Agent at the designated office of the Rights Agent in New York
City . . . ."

     9. Section 8(c) shall be changed to read, in pertinent part: "Upon receipt of a Right Certificate representing exercisable rights, with the form of election to purchase and the certificate duly executed, and such other and further documentation as the Rights Agent may reasonably require . . . ."

    10.  The last sentence of Section 9(c) shall be changed to read:
"Upon any such suspension, the Company shall issue a public announcement stating and notify the Rights Agent in writing that the exercisability of the Rights has been temporarily suspended."

    11. A sentence shall be added to Section 10 stating: "Such preferred stock certificates shall show the date of countersignature."

    12.  The fourth sentence of Section 11(i) shall be changed to read:
"The Company shall make a public announcement and notify the Rights Agent in writing of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made."

    13. A sentence shall be added to the first paragraph of Section 18 stating: "The Company further agrees to indemnify the Rights Agent for any loss, expense, liability or other damages arising from the acts or omissions of any predecessor rights agent."

    14. The following language shall be added to Section 20(g): "An application by the Rights Agent for instructions may set forth in writing any action proposed to be taken or omitted by the Rights Agent with respect to its duties and obligations under this agreement and the date on and/or after which such action shall be taken and the Rights Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein (which date shall not be less than one Business Day after the Company receives such application) without the Company's consent unless prior to taking or omitting such action, the Rights Agent has received written instructions in response to such application specifying the actions to be taken or omitted."

    15. A subsection (j) shall be added to Section 20 stating: "The Rights Agent shall not be required to risk or expend its own funds in the performance of its duties and obligations hereunder."

    16. The second sentence of Section 23(b) shall be changed to read, in pertinent part: "Within ten (10) days after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the holders and to the Rights Agent . .
 . ."

    17. The second paragraph of Section 24 shall be changed to read, in pertinent part: "In case any of the events set forth in Section
11(a)(iii) of this Agreement shall occur, then, in any such case, the Company shall as soon as practicable thereafter give to each holder and to the Rights Agent . . . ."

    18. The notice address of the Rights Agent in Section 25 shall be changed to read:

                            The Bank of New York
                            Stock Transfer Administration
                            90 Washington Street, 27th Floor
                            New York, New York  10015
                            Attention:  Leonard D. Small

    19. Section 31 shall be changed to read: "New York Contract. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state."

    20. It is further agreed that the Rights Certificates shall be changed in accordance with the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed all as of April 10, 1987.



                                  BOWATER INCORPORATED



                               By: /S/ John P. Fucigna
                                   ________________________


                                  THE BANK OF NEW YORK,
                                  as Rights Agent



                               By: /S/ L. D. Small
                                   ________________________







                                                       EXHIBIT A


                       FORM OF RIGHT CERTIFICATE


Certificate No. W-                            ________ Rights

NOT EXERCISABLE AFTER MAY 2, 1996 OR EARLIER IF NOTICE OF REDEMPTION IS GIVEN. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS (AS DEFINED IN THE RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS MAY BECOME NULL AND VOID. [THE RIGHTS REPRESENTED BY THIS CERTIFICATE WERE ISSUED TO OR HELD BY A PERSON WHO WAS AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON. THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT]1


                      BOWATER INCORPORATED

     This certifies that ________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of April 22, 1986 (the "Rights Agreement") between Bowater Incorporated, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as successor rights agent (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on May 2, 1996 at the designated office of the Rights Agent, or its successors as Rights Agent, in New York, New York, ________ fully paid nonassessable shares of the Junior Participating Preferred Stock, Series A ("Preferred Stock"), of the Company, at a purchase price of $90 per one one-hundredth of a share (the "Purchase Price") upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and related Certificate duly executed. The Purchase Price shall be paid, at the election of the holder, in cash or shares of Common Stock having an equivalent value. The number of Rights evidenced by this Right Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set

________
1 The portion of the legend in brackets shall be inserted only if applicable and shall replace the preceding sentence.




forth above, are the number and Purchase Price as of May 2, 1986, based on the shares of Preferred Stock of the Company as constituted at such date.

     As provided in the Rights Agreement, the Purchase Price and the number of shares of Preferred Stock which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

     Upon the occurrence of a Triggering Event, if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Triggering Event.

     This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the principal office of the Company.

     This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Preferred Stock as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof, another Right Certificate or Right Certificates for the number of whole Rights not exercised.

     Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.01 per Right at any time prior to the earlier of the close of business on (i) the tenth day following the Stock Acquisition Date (as such time period may be extended pursuant to the Rights Agreement), and (ii) the Final Expiration Date. As set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors.

     No fractional shares of Preferred Stock (other than fractions which are integral multiples of one-hundredth of a share) will be issued upon the exercise of any Rights or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Rights Agreement. As provided in the Rights Agreement, fractions of shares of Preferred Stock in integral multiples of one-hundredth of a share may, at the election of the Company, be evidenced by depositary receipts.

     No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

     This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of _________, 198

ATTEST:                          BOWATER INCORPORATED


_______________________          By_________________________
Secretary                          Title:

Countersigned:

The Bank of New York,
as Rights Agent


By_____________________
  Authorized Signature

Date: